Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435 USA	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

News Release
For Release on July 28, 2004

Contact:	Stan Piekos, CFO
Phone:	(952) 259-1672
E-mail:	stan.piekos@augusttech.com

Contact:	Megan Andrada, Communications
Phone:	(952) 259-1647
E-mail:	megan.andrada@augusttech.com

August Technology Acquires DMSVision

Product acquisition extends August Technology’s capability in defect analysis solutions

Minneapolis – July 28, 2004 - August Technology Corporation (NASDAQ: AUGT), a leading supplier of inspection, metrology and defect analysis solutions for the microelectronic industries, today announced the acquisition of a third generation defect data management solution developed and commercialized by Inspex, a U.S. company owned by Photonics Management Company, a U.S. subsidiary of Hamamatsu Photonics KK of Japan, Nikkei listing under the number 6965.  DMSVision will be added to the Company’s existing suite of tools to extend its capabilities to analyze a broad array of defects from the front, back and edge of wafers across many wafer and device manufacturing process steps.

According to Jeff O’Dell, August Technology’s CEO, “This strategic acquisition will give August Technology a strong leadership position in the specific macro-defect inspection market segment.  The DMSVision solution, installed in 25 different customer sites including many of the leading semiconductor companies, gives us a production-proven data management system, placing us in a unique position to offer customers a complete detection-to-decision solution.”

O’Dell added, “In the past, August Technology has used both internally developed as well as third parties to offer data analysis products.  While we will continue to support those products, DMSVision gives us a clear differentiation in the market place, allowing us to be highly responsive to our customers by offering a more flexible product, recognizing that our customers’ production requirements change over time.”

John Johansen, director of sales and marketing for DMSVision and one of 14 former Inspex employees who have joined August Technology, explained, “While competitive systems have evolved from basic production line monitoring systems, DMSVision has its roots as an engineering development system.  This basic difference of product origin has created a differentiating flexibility of data analysis that customers appreciate

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today.  This allows us to enhance our system, whether it is for a fab’s defect group, a parametric group, or an analysis group, maintaining a common look and feel throughout.  DMSVision has helped leading edge manufacturers make a speedy transition from development to high yield, high volume production.”

Ardy Johnson, August Technology’s vice president of strategic marketing, pointed out, “August Technology entered the front-end wafer processing inspection market in 2003.  The DMSVision acquisition now creates an extremely special capability, allowing wafer maps and defect images generated by our front-end inspection tools to be correlated against similar maps and images created by August Technology’s inspection equipment located in the back-end bump, packaging, and other final manufacturing steps in which August Technology has a very strong presence.”

Johnson added, “August Technology also announced in early 2004 the first all-surface advanced macro-defect inspection cluster.  The DMSVision product will enhance this product offering by providing correlation capabilities of defects among different wafer surfaces (front, back, and edge) as well as among different process steps, with trending reports equipped with data charts, wafer maps, and defect images.”

About August Technology: August Technology’s automated inspection, metrology and analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found on the company’s web site at www.augusttech.com.

Forward Looking Statement: This release contains forward-looking statements that involve risks and uncertainties regarding the benefits of the transaction and customer solutions to be provided and actual results may differ from those set forth in the forward-looking statements.  Some of the risks and uncertainties that may cause actual results to vary from those set forth in forward-looking statements include but are not limited to risks related to the integration of DMSVision’s customers, problems encountered in the development, manufacture, delivery, acceptance and support of DMSVision’s products, the integration of the parties intellectual property, technology and products, inaccurate market expectations, changes in the agreements or relationships with our customers, or any unforeseen difficulties in the economy in general or in the development, manufacture, shipment, delivery and/or acceptance of our products or services. Please refer to additional risk factors stated in August Technology’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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